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Exhibit 99.1

[TELETECH PRESS RELEASE LOGO]

Contacts:

Karen Breen
Dan Campbell
Investor Relations
303-397-8592
303-397-8634
 karen.breen@teletech.com
dan.campbell@teletech.com

TELETECH REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

        Denver, Colo., August 14, 2003—TeleTech Holdings, Inc. (Nasdaq: TTEC), a global provider of customer management solutions, today announced second quarter 2003 results. The company also filed its Report on Form 10-Q with the Securities and Exchange Commission ("SEC") for the second quarter ended June 30, 2003.

        The second quarter included:

  •
  Revenue of $240.0 million, down $5.8 million or 2.4 percent sequentially from $245.8 million in the first quarter 2003 and down $13.7 million or 5.4 percent from $253.7 million in the second quarter 2002.

  •
  A net loss of $43.7 million or $0.59 per diluted share versus net income of $3.9 million or $0.05 per diluted share in the prior year quarter.

  •
  As previously announced, the incurrence of certain charges, including $31.9 million to record a non-cash, deferred tax valuation allowance as an increase in tax expense. In addition, $12.0 million in pre-tax charges to reduce the carrying value of certain worldwide facilities, record a lease termination charge related to the closure of the Kansas City facility, undertake a reduction in workforce of approximately 120 non-agent positions and record the minimum estimated liability related to the applicability of sales or use tax for services performed by its database marketing and consulting segment. Of the $12.0 million in pre-tax charges, approximately $7 million are non-cash items.

  •
  Ending the quarter with cash and cash equivalents of $105.0 million, total debt of $117.8 million and total equity of $280.3 million.

  •
  Successfully obtaining amendments to the company's senior note and revolving credit agreements.

  •
  Commencing a profit improvement plan focused on service delivery standardization to take advantage of our global scale, improved workforce utilization and targeted cost saving initiatives to reduce the company's cost structure by $40 million annually. Furthermore, the company expects to record a pre-tax charge of up to $3.0 million in the third quarter 2003 related to an additional reduction in workforce completed in the third quarter and the final component of the costs associated with the closure of the Kansas City facility.

EXECUTIVE COMMENTARY

        Commenting on the company's performance, Kenneth Tuchman, Chairman and Chief Executive Officer said, "As previously announced, we reported a net loss for the quarter. This was due, in large part, to recording a non-cash charge of approximately $32 million to establish a reserve for our deferred tax asset. The weaker operating performance resulted from the ramp down of the United

States Postal Service project and certain multi-client center programs in North America, lower volumes within certain client programs and weaker than expected performance in our Latin America region. Although we won several smaller new client agreements during the quarter and renewed certain customer relationships, our performance continues to be negatively impacted by the recessionary economy, which I believe has caused an extension of the already long sales cycle."

        "Recognizing these circumstances, we have commenced taking the actions previously announced to reduce our annualized cost run-rate by at least $40 million," said Tuchman. "The plan is underway and is intended to position TeleTech to be a profitable competitor in an industry expected to grow at a compounded annual growth rate of approximately 13 percent through 2007 according to a recent IDC report. In addition, we are investing in our sales force and new products, and I am confident we will announce multiple contracts in the third quarter. We are laser focused on our cost containment initiatives and closing new business, and believe we will be operating profitably in the fourth quarter."

        "We are very pleased our lenders have taken the time and interest to understand our business plan and the profit improvement initiatives that management of the company is undertaking," said Dennis Lacey, TeleTech's Executive Vice President and Chief Financial Officer. "I am pleased to have joined the TeleTech team and look forward to working with Ken and the other senior executives to drive improved financial performance."

SEC FILINGS

        The company's filings with the SEC are available in the "Investors" section of TeleTech's website, which can be found at www.teletech.com.

CONFERENCE CALL

        TeleTech executive management will host a conference call to discuss second quarter 2003 financial results on Friday, August 15 at 11:00 a.m. ET. You are invited to join a live webcast of the call by visiting the "Investors" section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay of the call will be available on the TeleTech website through Friday, August 29, 2003.

TELETECH PROFILE

        For twenty years, TeleTech has managed the customer experience for some of the world's largest enterprises. TeleTech's customer care services help companies acquire, serve, grow and retain customers throughout the entire relationship lifecycle. TeleTech offers solutions to a variety of industries including financial services, transportation, communications, government, healthcare and travel. With a presence that spans North America, Asia-Pacific, Europe and Latin America, TeleTech provides comprehensive customer care services to global organizations. Additional information on TeleTech can be found at www.teletech.com.

FORWARD LOOKING STATEMENTS

        All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause TeleTech's and its subsidiaries' actual results to differ materially from those expressed or implied by such forward-looking statements, including: economic or political changes affecting the countries in which the company operates; greater than anticipated competition in the customer care market, causing increased price competition or loss of clients; the reliance on a few major clients; the risks associated with losing one or more significant client relationships; the renewal of client or vendor relationships on favorable terms; the risks associated with client concentration; the ability to transition work from higher cost centers to lower cost markets; the company's ability to develop and successfully manage new technology or Database Marketing and Consulting sales; the company's ability to collect monies owed from clients per contract terms and conditions in a timely manner; higher than anticipated start-up costs associated with new business opportunities and ventures; the company's ability to find cost effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; lower than anticipated customer management center capacity utilization; consumers' concerns or adverse publicity regarding the products of the company's clients; the company's ability to close new business in 2003 and fill excess capacity; execution risks associated with achieving the targeted $40 million in annualized cost savings; the possibility of additional asset impairments and restructuring charges; the ability to successfully execute an intercreditor agreement related to the company's recently amended debt agreements; the ultimate liability associated with the amount of past sales or use tax obligations for its Database Marketing and Consulting and North American Outsourcing segments; changes in workers' compensation and general liability premiums; increases in healthcare costs; risks associated with changes in foreign currency exchange rates; changes in accounting policies and practices pronounced by standard setting bodies; and, new legislation or government regulation that impacts the customer care industry. Readers should review the company's Form 10-K for the year ended December 31, 2002, Forms 10-Q for the first and second quarters of 2003 and other documents filed with the Securities and Exchange Commission, which describe in greater detail these and other important factors that may impact the company's business, results of operations, financial condition and cash flows. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$239,995	$253,685	$485,784	$507,716
Operating expenses:
Costs of services	172,380	178,894	349,337	354,439
Selling, general & administrative	58,308 (1)	48,249	107,484 (1)	96,496
Depreciation and amortization	14,489	13,687	27,863	28,626
Impairment Loss	6,955 (2)	—	6,955 (2)	—
Restructuring charges, net	1,741 (3)	5,201 (6)	1,153 (5)	5,201	(6)

Total operating expenses	253,873	246,031	492,792	484,762

Operating Income (Loss)	(13,878)	7,654	(7,008)	22,954
Other expense	(5,011)	(1,468)	(6,918)	(5,512)

Income (Loss) Before Income Taxes	(18,889)	6,186	(13,926)	17,442
Income tax expense	24,520 (4)	2,443	26,456 (4)	6,887

Income (Loss) before Minority Interest and Cumulative Effect of Change in Accounting Principle	(43,409)	3,743	(40,382)	10,555
Minority Interest	(291)	170	(553)	120

Income (Loss) before Cumulative Effect of Change in Accounting Principle	(43,700)	3,913	(40,935)	10,675
Cumulative Effect of Change in Accounting Principle	—	—	—	(11,541	)(7)

Net Income (Loss)	$(43,700)	$3,913	$(40,935)	$(866)

Basic Earnings Per Share before Cumulative Effect of Change in Accounting Principle				$0.14

Diluted Earnings Per Share before Cumulative Effect of Change in Accounting Principle				$0.14

Basic Earnings (Loss) Per Share	$(0.59)	$0.05	$(0.55)	$(0.01)

Diluted Earnings (Loss) Per Share	$(0.59)	$0.05	$(0.55)	$(0.01)

Operating Margin	(5.8)%	3.0%	(1.4)%	4.5%
Net Income (Loss) Margin	(18.2)%	1.5%	(8.4)%	(0.2)%
Effective Tax Rate	(129.8)%	39.5%	(190.0)%	39.5%
Weighted Average Shares
Basic	74,157	77,335	74,137	77,045
Diluted	74,157	78,948	74,137	77,045

Notes:

1.
Includes a $3.3 million accrual for an estimated sales or use tax liability related to the Database Marketing and Consulting segment.

2.
Represents a $7.0 million pre-tax charge related to the impairment of fixed assets in connection with SFAS No. 144.

3.
Represents a $1.0 million pre-tax charge related to a reduction in force, a $0.9 million pre-tax charge related to facility exit charges in connection with SFAS No. 146 and a $(0.2) million pre-tax benefit related to revised estimates of restructuring charges from 2002.

4.
Includes a $31.9 million charge for the impairment of deferred tax assets.

5.
Represents the $1.7 million pre-tax charge described in Note 3 above, in addition to the $0.6 million pre-tax benefit recorded in the first quarter of 2003 related to revised estimates of restructuring charges.

6.
Represents $5.2 million of pre-tax charges related to a reduction in force, the closure of customer interaction centers, and the impairment of a property lease.

7.
Represents the adoption of SFAS No. 142 "Accounting for Goodwill and Other Intangibles".

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$104,994	$144,792
Accounts receivable, net	163,608	137,598
Other current assets	47,017	44,841

Total current assets	315,619	327,231
Property and equipment, net	153,742	123,093
Other assets	79,355	90,264

Total assets	$548,716	$540,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$130,688	$136,334
Total noncurrent liabilities	126,507	84,518
Minority interest	11,247	13,577
Total stockholders' equity	280,274	306,159

Total liabilities and stockholders' equity	$548,716	$540,588

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2003	2002	2003	2002
Cash flow from operating activities:
Net income (loss)	$(40,935)	$(866)	$(43,700)	$3,913
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative Effect of Change in Accounting Principle	—	11,541	—	—
Depreciation and amortization	27,863	28,626	14,489	13,687
Other	3,305	(21,051)	35,856	18,530

Net cash provided by (used in) operating activities	$(9,767)	$18,250	$6,645	$36,130

Total Capital Expenditures	$58,291 (1)	$16,832	$11,709	$7,858

Free Cash Flow	$(68,058)	$1,418	$(5,064)	$28,272

Notes:

1.
Total capital expenditures for the six months ended June 30, 2003 include the purchase of TeleTech's corporate headquarters building for $38.2 million.

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TELETECH REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS